UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 23, 2012

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
8735 Henderson Road, Renaissance One
	Tampa, Florida	33634
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On March 23, 2012, the previously disclosed settlement agreements (collectively, the “Settlement Agreements”) entered on April 26, 2011, between WellCare Health Plans, Inc. (“WellCare” or the “Company”) and various government entities were finalized and became effective.  The Settlement Agreements are with (a) the United States (the “Federal Settlement Agreement”), with signatories from the United States Department of Justice (the “Civil Division”), the Office of Inspector General of the Department of Health and Human Services (“OIG-HHS”) and the Civil Divisions of the United States Attorneys’ Offices for the Middle District of Florida and the District of Connecticut and (b) the following states: Connecticut, Florida, Georgia, Hawaii, Illinois, Indiana, Missouri, New York and Ohio (collectively, the “States”).

As previously disclosed, the Settlement Agreements are related to four federal qui tam complaints filed by relators against WellCare under the whistleblower provisions of the False Claims Act, 31 U.S.C. sections 3729-3733 as well as one state qui tam action filed in Leon County, Florida.  However, the Federal Settlement Agreement had not been executed by one of the relators and, as a result, none of the Settlement Agreements had been effective previously.

On February 23, 2012, this relator (the “Relator”) filed with the United States District Court for the Middle District of Florida (the “Federal Court”) a Notice of Withdrawal of Objection to Federal Settlement Agreement (“Notice”).  The Notice evidenced the Relator’s withdrawal of his objection to the Federal Settlement Agreement.  The Notice also stated that the Relator expected to sign the Federal Settlement Agreement and to move to dismiss his claims against WellCare after the Civil Division had given final approval to a pending relator’s share award agreement between the Civil Division and the Relator.  The Relator executed the Federal Settlement Agreement on March 23, 2012.  All of the Settlement Agreements are therefore effective as of that date.

The material terms of the Settlement Agreements were most recently described in WellCare’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Form 10-K”).  As previously disclosed, the Company has agreed, among other things, to pay the Civil Division a total of $137.5 million (the “Settlement Amount”), which is to be paid in installments over a period of up to 36 months after the effective date of the Federal Settlement Agreement (the “Payment Period”) plus interest accrued from December 2010 at the rate of 3.125% per year.  The settlement includes an acceleration clause that would require immediate payment of the remaining balance of the Settlement Amount in the event that WellCare is acquired or otherwise experiences a change in control during the Payment Period. In addition, the settlement provides for a contingent payment of an additional $35 million in the event that WellCare is acquired or otherwise experiences a change in control within three years of the effective date of the Federal Settlement Agreement and provided that the change in control transaction exceeds certain minimum transaction value thresholds as specified in the Federal Settlement Agreement.

In exchange for the payment of the Settlement Amount, the United States and the States agreed to release WellCare from any civil or administrative monetary claim under the False Claims Act and certain other legal theories for certain conduct that was at issue in their inquiries and the qui tam complaints.  Likewise, in consideration of the obligations in the Federal Settlement Agreement and the Corporate Integrity Agreement entered on April 26, 2011, between OIG-HHS and WellCare, OIG-HHS agreed to release and refrain from instituting, directing or maintaining any administrative action seeking to exclude the Company from Medicare, Medicaid and other federal health care programs.

A copy of the press release announcing the finalization of the Settlement Agreements is attached hereto as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits.

(d)   Exhibits.

99.1           Press release dated March 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2012	WELLCARE HEALTH PLANS, INC. /s/ Lisa G. Iglesias
Lisa G. Iglesias
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press release dated March 23, 2012